                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                   FORM S - 8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   EG&G, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                  MASSACHUSETTS
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)


                                   04-2052042
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)


  45 WILLIAM STREET, WELLESLEY, MASSACHUSETTS                        02481
--------------------------------------------------------------------------------
    (Address of Principal Executive Offices)                      (Zip Code)


                  EG&G, Inc. 1998 Deferred Compensation Plan
--------------------------------------------------------------------------------
                           (Full Title of the Plan)

                 MURRAY GROSS, ESQ., GENERAL COUNSEL, EG&G, INC.
                45 William Street, Wellesley, Massachusetts 02481
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)


                                 (781) 237-5100
--------------------------------------------------------------------------------
           Telephone Number, Including Area Code of Agent For Service


                         CALCULATION OF REGISTRATION FEE

================================================================================
                                            Proposed
 Title Of                                   Maximum
Securities                 Amount          Aggregate        Amount of
   To Be                    to be           Offering      Registration
Registered              Registered(1)       Price(2)           Fee
--------------------------------------------------------------------------------
Deferred Compensation
  Obligations            $2,000,000       $2,000,000       $590.000
================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of EG&G, Inc. to pay deferred compensation in the future in accordance with the terms of the EG&G, Inc. 1998 Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I of Form S-8 is included in documents sent or given to participants in the 1998 Deferred Compensation Plan (the "Deferred Plan") Plan of EG&G, Inc. ("EG&G, the "Company" or the "Registrant") pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

     a. The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

     b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (a) above.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   DESCRIPTION OF SECURITIES

     Under the Deferral Plan, the Registrant will provide a select group of highly compensated or management employees (the "Eligible Executives") the opportunity to elect to defer a specified percentage of their cash compensation. The obligations of the Registrant under such elections (the "Obligations") will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Deferral Plan.

     The Deferral Plan will be administered by the members of the Compensation and Stock Option Committee (the "Committee") of the Board of the Company (the "Board"). Any individual serving on the Committee who has elected to participate in the Deferral Plan (a "Participant") shall not vote or act on any matter relating solely to himself or herself. The Committee may from time to time adopt rules and regulations governing the Deferral Plan and shall have the authority to give interpretive rulings with respect to the Deferral Plan.

     An Eligible Executive may elect to defer a portion of his or her compensation under the terms of the Plan. Participants may elect to defer up to one-half of base salary and any percentage of bonus under the Economic Value Added Incentive Plan, as amended, or its successor, up to 100%.

     The Obligations for each Participant will equal the balance in a bookkeeping reserve account established for such Participant. The investment earnings credited to such account will be indexed to one or more mutual funds, indices or the EG&G Common Stock Fund (primarily invested in the Registrant's Common Stock), individually chosen by each Participant from those made available by the Committee from time to time. Each Participant's account will be adjusted to reflect the investment performance of the measure selected. The Registrant is not required to actually invest the deferred compensation in the funds selected by Participants. However, the Registrant shall establish one or more trusts and at least annually transfer assets to such trusts in order to assist the Registrant in meeting the Obligations.

     The Obligations will be distributed by the Registrant in accordance with the terms of the Deferral Plan and upon a payment plan selected by each Participant under the terms of the Deferral Plan except that any portion of an account measured by the performance of the EG&G Common Stock Fund will be distributed in the form of EG&G Common Stock in a lump sum following termination of the Participant's employment. Upon a determination by the Committee that a Participant has suffered an Unforeseeable Financial Emergency, the Committee may direct the Registrant to pay such Participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the Participant's deferral account.

     A Participant's right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant and shall be merely unfunded and unsecured promises to pay in the future.

     The Board or Committee may at any time amend or modify any or all of the provisions of the Deferral Plan, except that no such amendment or modification may decrease or restrict the value of any participant's deferral account as it existed as of the date of the amendment or modification. The Registrant may terminate the Deferral Plan at any time and for any reason whatsoever and may accelerate installment payments by paying the Obligations in a lump sum or in fewer installments.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     LEGAL OPINION - The validity of the securities hereby registered has been passed upon for EG&G by Murray Gross, Senior Vice President, General Counsel and Clerk of the Company.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 67, Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended, (the "Massachusetts Business Corporation Law") and
Article V, Section 9 of EG&G's By-Laws, to which reference is hereby made, contain provisions authorizing indemnification by EG&G of directors, officers, employees or agents against certain liabilities and expenses which they may incur as directors, officers, employees or agents of EG&G or of certain other entities. Section 67, Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees, and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees, and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a by-law adopted by the stockholders or
(iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the by-laws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     Section 65 of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this Section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records which are prepared by or presented by or under the supervision of

(1) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, or (2) counsel, public accountants or other persons as to matters which the director, officer or incorporator reasonably believes to be within such a person's professional expert competence, or (3) in the case of a director, a duly constituted committee of the board upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

     Section 13 of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant contains a provision consistent with Section 13 of the Massachusetts Business Corporation Law and provides that to the fullest extent permitted by the Massachusetts Business Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

     Section 9 of Article V of the By-laws of the Registrant contains provisions relating to the indemnification of directors and officers of the Registrant which are consistent with Section 67 of the Massachusetts Business Corporation Law. This Section provides that no indemnification will be provided to any person who was or is a director or officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; nor shall indemnification be provided where the corporation is required or has undertaken to submit to a court the question of whether or not indemnification by it is against public policy and it has been finally determined that such indemnification is against public policy; provided, however that, prior to such final adjudication, the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the Board of Directors who are not directly involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation that, based upon the facts available to such counsel such person has not acted in a manner that would prohibit indemnification.

     Section 67 of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains directors' and officers' liability and company reimbursement liability insurance. Subject to certain deductibles, such insurance will pay up to $50,000,000 per year on claims or errors and omissions against the Registrant's directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant's By-Laws.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable

Item 8.   EXHIBITS

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.   UNDERTAKINGS

1.   The undersigned Registrant hereby undertakes:

     (a) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wellesley, Commonwealth of Massachusetts, on the 6th day of October, 1998.


                                   EG&G, INC.



                                   By: /s/ John M. Kucharski
                                       ----------------------------------------
                                       John M. Kucharski, Chairman of the Board
                                       and Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of EG&G, Inc., hereby severally constitute John M. Kucharski and Murray Gross, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement filed herewith and any amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable EG&G, Inc. to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Witness our hands and common seals on the date set forth below.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       Signature                    Title                         Date
       ---------                    -----                         ----


/s/ John M. Kucharski           Chairman of the               October 6, 1998
-----------------------------   Board and Chief
John M. Kucharski               Executive Officer
                                (Principal Executive
                                Officer)

/s/ John F. Alexander, II       Senior Vice President         October 6, 1998
-----------------------------   and Chief Financial
John F. Alexander, II           Officer (Principal
                                Financial Officer)


/s/ Gregory D. Perry            Corporate Controller          October 6, 1998
-----------------------------   (Principal Accounting
Gregory D. Perry                Officer)


/s/ John M. Kucharski           Director                      October 6, 1998
-----------------------------
John M. Kucharski

/s/ Tamara J. Erickson          Director                    October 6, 1998
-----------------------------
Tamara J. Erickson


/s/ John B. Gray                Director                    October 6, 1998
-----------------------------
John B. Gray


/s/ Kent F. Hansen              Director                    October 6, 1998
-----------------------------
Kent F. Hansen


/s/ John F. Keane               Director                    October 6, 1998
-----------------------------
John F. Keane


/s/ Nicholas A. Lopardo         Director                    October 6, 1998
-----------------------------
Nicholas A. Lopardo


/s/ Greta E. Marshall           Director                    October 6, 1998
-----------------------------
Greta E. Marshall


/s/ Michael C. Ruettgers        Director                    October 6, 1998
-----------------------------
Michael C. Ruettgers


/s/ Gregory L. Summe            Director                    October 6, 1998
-----------------------------
Gregory L. Summe


/s/ John Larkin Thompson        Director                    October 6, 1998
-----------------------------
John Larkin Thompson


/s/ G. Robert Tod               Director                    October 6, 1998
-----------------------------
G. Robert Tod

                                  EXHIBIT INDEX


EXHIBIT
NUMBER             EXHIBIT
------             -------

 5. Opinion of Murray Gross, Esquire, Senior Vice President, General Counsel and Clerk to EG&G, Inc.

23.                Consent of Experts and Counsel

          (i)      Consent of Arthur Andersen LLP

         (ii) Consent of Murray Gross, Esquire, is included in his Opinion filed as Exhibit 5

24. Power of Attorney is included on the signature page of this Registration Statement